Exhibit (10)(v)

Description of the Company’s 2005 Management Incentive Plan (the “2005 Plan”).

The 2005 Plan is substantially similar to the Company’s 2004 Management Incentive Plan. Under the 2005 Plan, participants earn cash bonus compensation based upon the achievement of certain individual performance goals and the Company’s achievement of financial measures. Each participant’s target award is based on a percentage of base salary. The financial measures for the 2005 Plan for executive officers are target EBITDA of $182.9 million and target ROGI of 17.8%. These financial measures represent a 10% business growth over 2004. The target award is weighted 70% on the Company’s achievement of financial measures and 30% on individual performance goals. Under the Plan, a minimum of 50% of the target award is paid if 90% of the financial goal is achieved and a maximum of 200% of the target award is paid if 115% of the financial goal is achieved. The financial measure and target awards described in this paragraph are applicable to our executive officers. Other participants are subject to different financial measures and target awards.